Exhibit 99.1
United Rentals, Inc.
100 First Stamford Place, Suite 700
Stamford, CT 06902
Telephone: 203 622 3131
unitedrentals.com
United Rentals Announces Strong First Quarter Results
and Raises Full-Year 2026 Guidance
STAMFORD, Conn. – April 22, 2026 – United Rentals, Inc. (NYSE: URI) today announced financial results for the first quarter of 2026, including record first quarter total revenue, rental revenue1, earnings per share ("EPS") and adjusted EBITDA2, and raised its 2026 full-year guidance.
First Quarter 2026 Highlights
•Total revenue of $3.985 billion, including rental revenue of $3.419 billion.
•Net income of $531 million, at a margin3 of 13.3%, which reflects a year-over-year increase of 20 basis points excluding the 2025 impact of the H&E merger termination benefit4 discussed below. GAAP diluted EPS of $8.43, and adjusted EPS2 of $9.71.
•Adjusted EBITDA of $1.759 billion, at a margin3 of 44.1%, which reflects a year-over-year increase of 60 basis points excluding the 2025 impact of the H&E merger termination benefit4.
•Year-over-year, fleet productivity5 increased 2.3%.
•Net cash provided by operating activities of $1.514 billion; free cash flow2 of $1.054 billion, including gross payments for purchases of rental equipment of $767 million.
•Gross rental capital expenditures of $874 million.
•Returned $500 million to shareholders, comprised of $375 million via share repurchases and $125 million via dividends paid.
•Net leverage ratio6 of 1.9x, with total liquidity6 of $3.377 billion, at March 31, 2026.
CEO Comment
Matthew Flannery, chief executive officer of United Rentals, said, “I am very pleased with our strong start to 2026, which again reflected our team’s commitment to being the partner of choice for our customers. We reported first-quarter records in EPS, adjusted EBITDA and revenue, supported by healthy growth and solid execution across both our general rentals and specialty businesses. We remain confident that our focus on improving our customers’ efficiency and productivity through our one-stop-shop approach, coupled with our industry-leading technology and world-class service, keeps us positioned to both outperform the market and generate strong shareholder returns.”
Flannery continued, “The increases to our full-year guidance are supported by the momentum we are carrying into our busy season and the growth opportunities our customers see on the horizon, particularly within large projects and key verticals. Longer-term, the flexibility and resiliency of our business model, combined with the strength of our balance sheet and approach to prudent capital allocation, positions us to deliver industry-leading growth, profitability and cash generation, which support shareholder value creation.”
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1.Rental revenue includes owned equipment rental revenue, re-rent revenue and ancillary revenue.
2.Adjusted EBITDA (earnings before interest, taxes, depreciation and amortization), adjusted EPS (earnings per share) and free cash flow are non-GAAP measures as defined in the tables below. See the tables below for reconciliations to the most comparable GAAP measures.
3.Net income margin and adjusted EBITDA margin represent net income or adjusted EBITDA divided by total revenue.
4.The first quarter of 2025 included a net benefit associated with the terminated acquisition of H&E Equipment Services, Inc. d/b/a H&E Rentals (“H&E”). The impact of the merger termination was a $29 million net after-tax benefit, or $0.45 per diluted share, for net income, and a $52 million net benefit for adjusted EBITDA, cash flow from operating activities and free cash flow.
5.Fleet productivity reflects the combined impact of changes in rental rates, time utilization and mix on owned equipment rental revenue.
6.The net leverage ratio reflects net debt (total debt less cash and cash equivalents) divided by adjusted EBITDA for the trailing 12 months. Total liquidity reflects cash and cash equivalents plus availability under the asset-based revolving credit facility (“ABL facility”) and the accounts receivable securitization facility.

2026 Outlook
The company has raised its 2026 outlook, as reflected below.

	Current Outlook	Prior Outlook
Total revenue	$16.9 billion to $17.4 billion	$16.8 billion to $17.3 billion
Adjusted EBITDA[7]	$7.625 billion to $7.875 billion	$7.575 billion to $7.825 billion
Net rental capital expenditures after gross purchases	$2.95 billion to $3.35 billion, after gross purchases of $4.4 billion to $4.8 billion	$2.85 billion to $3.25 billion, after gross purchases of $4.3 billion to $4.7 billion
Net cash provided by operating activities	$5.4 billion to $6.2 billion	$5.3 billion to $6.1 billion
Free cash flow excluding restructuring related payments[8]	$2.15 billion to $2.45 billion	$2.15 billion to $2.45 billion
Summary of First Quarter 2026 Financial Results
•Rental revenue increased 8.7% year-over-year to a first quarter record of $3.419 billion. Average original equipment at cost (“OEC”) increased 5.7% year-over-year, while fleet productivity increased 2.3%.
•Used equipment sales in the quarter decreased 7.2% year-over-year. Used equipment sales generated $350 million of proceeds at a GAAP gross margin of 45.7% and an adjusted gross margin9 of 47.4%, compared to a GAAP gross margin of 44.3% and an adjusted gross margin of 47.2% for the same period last year.
•Net income for the quarter increased 2.5% year-over-year to $531 million, while net income margin decreased 60 basis points to 13.3%, including the 2025 impact of the H&E merger termination benefit. Excluding the $29 million net after-tax merger termination benefit recognized in the first quarter of 2025, net income margin for the first quarter of 2026 increased 20 basis points year-over-year, primarily reflecting 1) increases in gross margins from equipment rentals (reflecting increased margins for the general rentals segment, partially offset by decreased margins for the specialty segment, as explained further below) and used equipment sales and 2) reductions in selling, general and administrative ("SG&A") expenses and interest expense as a percentage of revenue, partially offset by 3) $45 million of restructuring charges recognized in the quarter associated with branch consolidations and certain other cost reduction measures, which were primarily incurred under the company’s restructuring program that was initiated in the fourth quarter of 2025.
•Adjusted EBITDA for the quarter increased 5.3% year-over-year to a first quarter record of $1.759 billion, while adjusted EBITDA margin decreased 80 basis points to 44.1%, including the 2025 impact of the H&E merger termination benefit. Excluding the $52 million net merger termination benefit recognized in the first quarter of 2025, adjusted EBITDA margin for the first quarter of 2026 increased 60 basis points year-over-year, primarily reflecting a reduction in SG&A expenses as a percentage of revenue.
•General rentals segment rental revenue increased 6.2% year-over-year to a first quarter record of $2.229 billion, while rental gross margin increased by 150 basis points year-over-year to 33.8%, primarily due to reductions in depreciation, labor and benefits, and delivery costs as a percentage of revenue.
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7.Information reconciling forward-looking adjusted EBITDA to the comparable GAAP financial measures is unavailable to the company without unreasonable effort, as discussed below.
8.Free cash flow excludes restructuring related payments, which cannot be reasonably predicted for the 2026 outlook. Restructuring related payments were $13 million for the three months ended March 31, 2026.
9.Used equipment sales adjusted gross margin is a non-GAAP financial measure that excludes the impact ($6 million and $11 million for the three months ended March 31, 2026 and 2025, respectively) of the fair value mark-up of fleet acquired in certain major acquisitions that was subsequently sold. This adjustment is explained further in the tables below, and represents the only difference between the GAAP gross margin and the adjusted gross margin.

•Specialty rentals segment rental revenue increased 13.8% year-over-year to a first quarter record of $1.190 billion. Rental gross margin decreased by 170 basis points year-over-year to 41.4%, primarily due to higher depreciation expense, increased delivery costs and changes in revenue mix driven by growth in lower-margin ancillary revenues.
•Cash flow from operating activities increased 6.2% year-over-year to $1.514 billion for the first three months of 2026, and free cash flow, including restructuring related payments, decreased 2.6%, from $1.082 billion to $1.054 billion. Cash flow from operating activities and free cash flow in 2025 both included a $52 million merger termination benefit associated with the terminated H&E acquisition.
•Capital management. The company’s net leverage ratio was 1.9x at March 31, 2026, which was flat with December 31, 2025. During the three months ended March 31, 2026, the company completed its prior $2.0 billion share repurchase10 program, and commenced its new $5.0 billion share repurchase program that was authorized earlier this year. During the three months ended March 31, 2026, the company repurchased $375 million of common stock under these programs, and paid dividends totaling $125 million. The company expects to complete $1.5 billion of repurchases in 2026, including $1.15 billion of repurchases under the $5.0 billion program. Additionally, the company’s Board of Directors has declared a quarterly dividend of $1.97 per share, payable on May 27, 2026 to stockholders of record on May 13, 2026.
•Total liquidity was $3.377 billion as of March 31, 2026, including $156 million of cash and cash equivalents.
•Return on invested capital (ROIC)11 was 11.8% for the 12 months ended March 31, 2026.
Conference Call
United Rentals will hold a conference call tomorrow, Thursday, April 23, 2026, at 8:30 a.m. Eastern Time. The conference call number is 800-420-1271 (international: 785-424-1634). The replay number for the call is 402-220-2981. The passcode for both the conference call and the replay is 15052. The conference call will also be available live by audio webcast at unitedrentals.com, where it will be archived until the next earnings call.

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10.A 1% excise tax is imposed on “net repurchases” (certain purchases minus certain issuances) of common stock. All references to repurchases above do not include the excise tax, which totaled $2 million year-to-date through March 31, 2026.
11.The company’s ROIC metric uses after-tax operating income for the trailing 12 months divided by average stockholders’ equity, debt and deferred taxes, net of average cash. To mitigate the volatility related to fluctuations in the company’s tax rate from period to period, the U.S. federal corporate statutory tax rate of 21% was used to calculate after-tax operating income.

Non-GAAP Measures
Free cash flow, earnings before interest, taxes, depreciation and amortization (EBITDA), adjusted EBITDA, adjusted earnings per share (adjusted EPS) and used equipment sales adjusted gross margin are non-GAAP financial measures as defined under the rules of the SEC. Free cash flow represents net cash provided by operating activities less payments for purchases of, and plus proceeds from, equipment and intangible assets. The equipment and intangible asset items are included in cash flows from investing activities. EBITDA represents the sum of net income, provision for income taxes, interest expense, net, depreciation of rental equipment and non-rental depreciation and amortization. Adjusted EBITDA represents EBITDA plus the sum of the restructuring charges, stock compensation expense, net, and the impact of the fair value mark-up of acquired fleet. Adjusted EPS represents EPS plus the sum of the restructuring charges, the impact on depreciation related to acquired fleet and property and equipment, the impact of the fair value mark-up of acquired fleet and merger related intangible asset amortization. Used equipment sales adjusted gross margin excludes the impact of the fair value mark-up of fleet acquired in certain major acquisitions that was subsequently sold (this adjustment is explained further in the adjusted EPS and EBITDA/adjusted EBITDA tables below). The company believes that: (i) free cash flow provides useful additional information concerning cash flow available to meet future debt service obligations and working capital requirements; (ii) EBITDA and adjusted EBITDA provide useful information about operating performance and period-over-period growth, and help investors gain an understanding of the factors and trends affecting our ongoing cash earnings, from which capital investments are made and debt is serviced; (iii) adjusted EPS provides useful information concerning future profitability; and (iv) used equipment sales adjusted gross margin provides information that is useful for evaluating the profitability of used equipment sales without regard to potential distortions. However, none of these measures should be considered as alternatives to net income, cash flows from operating activities, earnings per share or GAAP gross margin from used equipment sales under GAAP as indicators of operating performance or liquidity. See the tables below for further discussion of these non-GAAP measures.
Information reconciling forward-looking adjusted EBITDA to GAAP financial measures is unavailable to the company without unreasonable effort. The company is not able to provide reconciliations of adjusted EBITDA to GAAP financial measures because certain items required for such reconciliations are outside of the company’s control and/or cannot be reasonably predicted, such as the provision for income taxes. Preparation of such reconciliations would require a forward-looking balance sheet, statement of income and statement of cash flow, prepared in accordance with GAAP, and such forward-looking financial statements are unavailable to the company without unreasonable effort (as specified in the exception provided by Item 10(e)(1)(i)(B) of Regulation S-K). The company provides a range for its adjusted EBITDA forecast that it believes will be achieved, however it cannot accurately predict all the components of the adjusted EBITDA calculation. The company provides an adjusted EBITDA forecast because it believes that adjusted EBITDA, when viewed with the company’s results under GAAP, provides useful information for the reasons noted above. However, adjusted EBITDA is not a measure of financial performance or liquidity under GAAP and, accordingly, should not be considered as an alternative to net income or cash flow from operating activities as an indicator of operating performance or liquidity.
About United Rentals
United Rentals, Inc. is the largest equipment rental company in the world. The company has an integrated network of 1,658 rental locations in North America, 44 in Europe, 46 in Australia and 19 in New Zealand. In North America, the company operates in 49 states and every Canadian province. The company’s approximately 27,900 employees serve construction and industrial customers, utilities, municipalities, homeowners and others. The company offers a fleet of equipment for rent with a total original cost of $22.59 billion. United Rentals is a member of the Standard & Poor’s 500 Index, the Barron’s 400 Index and the Russell 3000 Index® and is headquartered in Stamford, Conn. Additional information about United Rentals is available at unitedrentals.com.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended, and the Private Securities Litigation Reform Act of 1995, known as the PSLRA. These statements can generally be identified by the use of forward-looking terminology such as “believe,” “expect,” “may,” “will,” “should,” “seek,” “on-track,” “plan,” “project,” “forecast,” “intend” or “anticipate,” or the negative thereof or comparable terminology, or by discussions of vision, strategy or outlook. You are cautioned that our business and operations are subject to a variety of risks and uncertainties, many of which are beyond our control, and, consequently, our actual results may differ materially from those projected. Factors that could cause actual results to differ materially from those projected include, but are not limited to, the following: (1) the impact of global economic conditions (including inflation, interest rates, supply chain constraints, tariffs, trade wars and sanctions), geopolitical risks (including risks related to international conflicts) and public health crises and epidemics on us, our customers and our suppliers, in the United States and the rest of the world; (2) declines in construction or industrial activity, which can adversely impact our revenues and, because many of our costs are fixed, our profitability; (3) rates we charge and customer demand being less than anticipated; (4) changes in customer, fleet, geographic and segment mix; (5) excess fleet in the equipment rental industry; (6) inability to benefit from government spending, including spending associated with infrastructure projects, or a reduction or disruption in government spending, including as a result of a government shutdown; (7) trends in oil and natural gas, including significant fluctuations in the prices of oil or natural gas, which can adversely affect the demand for our services and products; (8) competition from existing and new competitors; (9) the cyclical nature of the industry in which we operate and the industries of our customers, such as those in the construction industry; (10) costs we incur being more than anticipated, including as a result of inflation or tariffs, and the inability to realize expected savings in the amounts or time frames planned; (11) our significant indebtedness requires a significant amount of cash for debt service, and can constrain our flexibility in responding to unanticipated or adverse business conditions; (12) inability to refinance our indebtedness on terms that are favorable to us, including as a result of volatility and uncertainty in capital or credit markets or increases in interest rates, or at all; (13) incurrence of additional debt, which could exacerbate the risks associated with our current level of indebtedness; (14) noncompliance with financial or other covenants in our debt agreements, which could result in our lenders terminating the agreements and requiring us to repay outstanding borrowings; (15) restrictive covenants and the amount of borrowings permitted under our debt instruments, which can limit our financial and operational flexibility; (16) inability to access the capital that our businesses or growth plans may require, including as a result of uncertainty in capital or credit markets; (17) the possibility that companies that we have acquired or may acquire could have undiscovered liabilities, or that companies or assets that we have acquired or may acquire could involve other unexpected costs, may strain our management capabilities, or may be difficult to integrate, and that we may not realize the expected benefits from an acquisition over the timeframe we expect, or at all; (18) incurrence of impairment charges; (19) fluctuations in the price of our common stock and inability to complete stock repurchases or pay dividends in the time frames and/or on the terms anticipated; (20) our charter provisions as well as provisions of certain debt agreements and our significant indebtedness may have the effect of making more difficult or otherwise discouraging, delaying or deterring a takeover or other change of control of us; (21) inability to manage credit risk adequately or to collect on contracts with a large number of customers; (22) turnover in our management team and inability to attract and retain key personnel; (23) inability to obtain equipment and other supplies for our business from our key suppliers on acceptable terms or at all, as a result of insolvency, financial difficulties or other factors, including tariffs, affecting our suppliers; (24) increases in our maintenance and replacement costs, including as a result of tariffs, and/or decreases in the residual value of our equipment; (25) inability to sell our new or used fleet in the amounts, or at the prices, we expect; (26) risks related to security breaches, cybersecurity attacks, failure to protect personal information, compliance with privacy, data protection and cyber incident reporting laws and regulations, and other significant disruptions to our information technology systems; (27) risks related to our ability to respond adequately to changes in technology and customer demands; (28) risks related to the use of artificial intelligence, and challenges with properly managing such use; (29) risks related to severe weather events and other natural occurrences, and climate change regulation; (30) risks related to our aspirational sustainability and safety goals, including our greenhouse gas intensity reduction goal; (31) risks related to evolving requirements, expectations and perspectives from regulators and stakeholders on environmental, social and sustainability-related topics, and our ability to meet these requirements and expectations; (32) the fact that our holding company structure requires us to depend in part on distributions from subsidiaries and such distributions could be limited by contractual or legal restrictions; (33) shortfalls in our insurance coverage or inability to obtain coverage on reasonable terms or at all; (34) increases in our loss reserves to address business operations or other claims and any claims that exceed our established levels of reserves; (35) the outcome or other potential consequences of litigation, regulatory and investigatory matters; (36) incurrence of expenses (including indemnification obligations) and other costs in connection with litigation, regulatory and investigatory matters; (37) risks related to, and the costs of complying with, environmental and safety laws and regulations; (38) risks related to, and the costs of complying with, foreign laws and regulations, as well as other risks associated with non-U.S. operations, including currency exchange risk and tariffs; (39) labor shortages and/or disputes, work stoppages or other labor difficulties, which may impact our productivity and increase our costs, and changes in law that could affect our labor relations or operations generally; (40) the effect of changes in tax law; and (41) other factors described in our Annual Report on Form 10-K and in our other filings with the SEC.

For a more complete description of these and other possible risks and uncertainties, please refer to our Annual Report on Form 10-K for the year ended December 31, 2025, as well as to our subsequent filings with the SEC. The forward-looking statements contained herein speak only as of the date hereof, and we make no commitment to update or publicly release any revisions to forward-looking statements in order to reflect new information or subsequent events, circumstances or changes in expectations, except as required by law.

# # #
Contact:
Elizabeth Grenfell
Vice President, Investor Relations
O: (203) 618-7125
investors@ur.com

UNITED RENTALS, INC.
CONDENSED CONSOLIDATED STATEMENTS OF INCOME (UNAUDITED)
(In millions, except per share amounts)

	Three Months Ended
	March 31,
	2026	2025
Revenues:
Equipment rentals	$3,419	$3,145
Sales of rental equipment	350	377
Sales of new equipment	84	70
Contractor supplies sales	40	36
Service and other revenues	92	91
Total revenues	3,985	3,719
Cost of revenues:
Cost of equipment rentals, excluding depreciation	1,492	1,378
Depreciation of rental equipment	681	637
Cost of rental equipment sales	190	210
Cost of new equipment sales	70	56
Cost of contractor supplies sales	28	26
Cost of service and other revenues	55	56
Total cost of revenues	2,516	2,363
Gross profit	1,469	1,356
Selling, general and administrative expenses (1)	441	437
Restructuring charge	45	1
Non-rental depreciation and amortization	114	114
Operating income	869	804
Interest expense, net (1)	176	184
Other income, net (1)	(8)	(68)
Income before provision for income taxes	701	688
Provision for income taxes	170	170
Net income (1)	$531	$518
Diluted earnings per share (1)	$8.43	$7.91
Dividends declared per share	$1.97	$1.79

(1)The results above for the three months ended March 31, 2025 include the impact of the merger termination benefit associated with the termination of the H&E merger agreement. The merger termination did not impact the results for 2026 above. For further information on this merger termination benefit, see the company’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2026 filed with the SEC.

UNITED RENTALS, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS (UNAUDITED)
(In millions)

	March 31, 2026	December 31, 2025
ASSETS
Cash and cash equivalents	$156	$459
Accounts receivable, net	2,561	2,510
Inventory	256	240
Prepaid expenses and other assets	338	399
Total current assets	3,311	3,608
Rental equipment, net	16,164	16,069
Property and equipment, net	1,126	1,134
Goodwill	7,285	7,119
Other intangible assets, net	547	477
Operating lease right-of-use assets	1,389	1,395
Other long-term assets	66	64
Total assets	$29,888	$29,866
LIABILITIES AND STOCKHOLDERS’ EQUITY
Short-term debt and current maturities of long-term debt	$1,623	$1,577
Accounts payable	1,085	776
Accrued expenses and other liabilities	1,419	1,466
Total current liabilities	4,127	3,819
Long-term debt	12,263	12,652
Deferred taxes	3,199	3,115
Operating lease liabilities	1,133	1,124
Other long-term liabilities	198	188
Total liabilities	20,920	20,898
Common stock	1	1
Additional paid-in capital	2,762	2,769
Retained earnings	16,250	15,843
Treasury stock	(9,773)	(9,396)
Accumulated other comprehensive loss	(272)	(249)
Total stockholders’ equity	8,968	8,968
Total liabilities and stockholders’ equity	$29,888	$29,866

UNITED RENTALS, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (UNAUDITED)
(In millions)

	Three Months Ended
	March 31,
	2026	2025
Cash Flows From Operating Activities:
Net income	$531	$518
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	795	751
Amortization of deferred financing costs and original issue discounts	4	4
Gain on sales of rental equipment	(160)	(167)
Gain on sales of non-rental equipment	(4)	(4)
Insurance proceeds from damaged equipment	(10)	(11)
Stock compensation expense, net	36	36
Restructuring charge	45	1
Debt related activity (1)	—	13
Increase (decrease) in deferred taxes	83	(16)
Changes in operating assets and liabilities, net of amounts acquired:
(Increase) decrease in accounts receivable	(29)	62
Increase in inventory	(14)	(27)
Decrease in prepaid expenses and other assets	75	67
Increase in accounts payable	198	233
Decrease in accrued expenses and other liabilities	(36)	(35)
Net cash provided by operating activities	1,514	1,425
Cash Flows From Investing Activities:
Payments for purchases of rental equipment	(767)	(661)
Payments for purchases of non-rental equipment and intangible assets	(66)	(84)
Proceeds from sales of rental equipment	350	377
Proceeds from sales of non-rental equipment	13	14
Insurance proceeds from damaged equipment	10	11
Purchases of other companies, net of cash acquired	(396)	(17)
Purchases of investments	—	(1)
Proceeds from sales of investments	3	—
Net cash used in investing activities	(853)	(361)
Cash Flows From Financing Activities:
Proceeds from debt	2,055	2,098
Payments of debt	(2,449)	(2,636)
Payment of contingent consideration	(18)	(23)
Payments of financing and other debt related costs (1)	—	(13)
Common stock repurchased, including tax withholdings for share-based compensation (2)	(421)	(289)
Dividends paid	(125)	(118)
Net cash used in financing activities	(958)	(981)
Effect of foreign exchange rates	(6)	2
Net (decrease) increase in cash and cash equivalents	(303)	85
Cash and cash equivalents at beginning of period	459	457
Cash and cash equivalents at end of period	$156	$542
Supplemental disclosure of cash flow information:
Cash paid for income taxes, net	$17	$42
Cash paid for interest	196	222

(1)The amounts for the three months ended March 31, 2025 reflect bridge financing fees associated with the terminated H&E acquisition.
(2)The common stock repurchases include 1) shares repurchased pursuant to our share repurchase programs and 2) shares withheld to satisfy tax withholding obligations upon the vesting of restricted stock unit awards.

UNITED RENTALS, INC.
RENTAL REVENUE

Fleet productivity is a comprehensive metric that provides greater insight into the decisions made by our managers in support of growth and returns. Specifically, we seek to optimize the interplay of rental rates, time utilization and mix in driving rental revenue. Fleet productivity aggregates, in one metric, the impact of changes in rates, utilization and mix on owned equipment rental revenue.

We believe that this metric is useful in assessing the effectiveness of our decisions on rates, time utilization and mix, particularly as they support the creation of shareholder value. The table below shows the components of the year-over-year change in rental revenue using the fleet productivity methodology:

	Year-over-year change in average OEC	Assumed year-over-year inflation impact (1)	Fleet productivity (2)	Contribution from ancillary and re-rent revenue (3)	Total change in rental revenue
Three Months Ended March 31, 2026	5.7%	(1.5)%	2.3%	2.2%	8.7%
Please refer to our First Quarter 2026 Investor Presentation for additional detail on fleet productivity.
(1)Reflects the estimated impact of inflation on the revenue productivity of fleet based on OEC, which is recorded at cost.
(2)Reflects the combined impact of changes in rental rates, time utilization and mix on owned equipment rental revenue. Changes in customers, fleet, geographies and segments all contribute to changes in mix.
(3)Reflects the combined impact of changes in other types of equipment rental revenue: ancillary and re-rent (excludes owned equipment rental revenue).

UNITED RENTALS, INC.
SEGMENT PERFORMANCE
($ in millions)

	Three Months Ended
	March 31,
	2026	2025	Change
General Rentals
Reportable segment equipment rentals revenue	$2,229	$2,099	6.2%
Reportable segment equipment rentals gross profit	753	679	10.9%
Reportable segment equipment rentals gross margin	33.8%	32.3%	150 bps
Specialty
Reportable segment equipment rentals revenue	$1,190	$1,046	13.8%
Reportable segment equipment rentals gross profit	493	451	9.3%
Reportable segment equipment rentals gross margin	41.4%	43.1%	(170) bps
Total United Rentals
Total equipment rentals revenue	$3,419	$3,145	8.7%
Total equipment rentals gross profit	1,246	1,130	10.3%
Total equipment rentals gross margin	36.4%	35.9%	50 bps

UNITED RENTALS, INC.
DILUTED EARNINGS PER SHARE CALCULATION
(In millions, except per share data)

	Three Months Ended
	March 31,
	2026	2025
Numerator:
Net income available to common stockholders (1)	$531	$518
Denominator:
Denominator for basic earnings per share—weighted-average common shares	62.9	65.3
Effect of dilutive securities:
Employee stock options	—	—
Restricted stock units	0.1	0.1
Denominator for diluted earnings per share—adjusted weighted-average common shares	63.0	65.4
Diluted earnings per share (1)	$8.43	$7.91

(1)For the three months ended March 31, 2025, the impact of the merger termination benefit associated with the terminated H&E acquisition was a net after-tax benefit of $29 million, or $0.45 per diluted share. The merger termination did not impact the results for 2026 above.

UNITED RENTALS, INC.
ADJUSTED EARNINGS PER SHARE GAAP RECONCILIATION

We define “earnings per share – adjusted” as the sum of earnings per share – GAAP, as-reported plus the impact of the following special items: merger related intangible asset amortization, impact on depreciation related to acquired fleet and property and equipment, impact of the fair value mark-up of acquired fleet and restructuring charge. See below for further detail on the special items. Management believes that earnings per share - adjusted provides useful information concerning future profitability. However, earnings per share - adjusted is not a measure of financial performance under GAAP. Accordingly, earnings per share - adjusted should not be considered an alternative to GAAP earnings per share. The table below provides a reconciliation between earnings per share – GAAP, as-reported, and earnings per share – adjusted.

	Three Months Ended
	March 31,
	2026	2025
Earnings per share - GAAP, as-reported (1)	$8.43	$7.91
After-tax (2) impact of:
Merger related intangible asset amortization (3)	0.43	0.52
Impact on depreciation related to acquired fleet and property and equipment (4)	0.25	0.29
Impact of the fair value mark-up of acquired fleet (5)	0.07	0.13
Restructuring charge (6)	0.53	0.01
Earnings per share - adjusted (1)	$9.71	$8.86
Tax rate applied to above adjustments (2)	25.0%	25.2%
(1)For the three months ended March 31, 2025, the impact of the merger termination benefit associated with the terminated H&E acquisition was a net benefit of $0.45 per diluted share. The merger termination did not impact the results for 2026 above.
(2)The tax rates applied to the adjustments reflect the statutory rates in the applicable entities.
(3)Reflects the amortization of the intangible assets acquired in the major acquisitions completed since 2012 that significantly impact our operations (the "major acquisitions," each of which had annual revenues of over $200 million prior to acquisition).
(4)Reflects the impact of extending the useful lives of equipment acquired in certain major acquisitions, net of the impact of additional depreciation associated with the fair value mark-up of such equipment.
(5)Reflects additional costs recorded in cost of rental equipment sales associated with the fair value mark-up of rental equipment acquired in certain major acquisitions and subsequently sold.
(6)Primarily reflects severance and branch closure charges associated with our restructuring programs. We only include such costs that are part of a restructuring program as restructuring charges. The designated restructuring programs generally involve the closure of a large number of branches over a short period of time, often in periods following a major acquisition, and result in significant costs that we would not normally incur absent a major acquisition or other triggering event that results in the initiation of a restructuring program. Since the first such restructuring program was initiated in 2008, we have completed seven restructuring programs and have incurred total restructuring charges of $429 million. In the fourth quarter of 2025, we initiated a restructuring program associated with the consolidation of certain common functions and certain other cost reduction measures, and the charges above were primarily recognized under this program.

UNITED RENTALS, INC.
EBITDA AND ADJUSTED EBITDA GAAP RECONCILIATIONS
($ in millions, except footnotes)

EBITDA represents the sum of net income, provision for income taxes, interest expense, net, depreciation of rental equipment, and non-rental depreciation and amortization. Adjusted EBITDA represents EBITDA plus the sum of the restructuring charges, stock compensation expense, net, and the impact of the fair value mark-up of acquired fleet. See below for further detail on each adjusting item. These items are excluded from adjusted EBITDA internally when evaluating our operating performance and for strategic planning and forecasting purposes, and allow investors to make a more meaningful comparison between our core business operating results over different periods of time, as well as with those of other similar companies. The net income and adjusted EBITDA margins represent net income or adjusted EBITDA divided by total revenue. Management believes that EBITDA and adjusted EBITDA, when viewed with the company’s results under GAAP and the accompanying reconciliation, provide useful information about operating performance and period-over-period growth, and provide additional information that is useful for evaluating the operating performance of our core business without regard to potential distortions. Additionally, management believes that EBITDA and adjusted EBITDA help investors gain an understanding of the factors and trends affecting our ongoing cash earnings, from which capital investments are made and debt is serviced.
The table below provides a reconciliation between net income and EBITDA and adjusted EBITDA.

	Three Months Ended
	March 31,
	2026	2025
Net income (1)	$531	$518
Provision for income taxes	170	170
Interest expense, net	176	184
Depreciation of rental equipment	681	637
Non-rental depreciation and amortization	114	114
EBITDA	$1,672	$1,623
Restructuring charge (2)	45	1
Stock compensation expense, net (3)	36	36
Impact of the fair value mark-up of acquired fleet (4)	6	11
Adjusted EBITDA (1)	$1,759	$1,671
Net income margin	13.3%	13.9%
Adjusted EBITDA margin	44.1%	44.9%
(1)For the three months ended March 31, 2025, the impact of the merger termination benefit associated with the terminated H&E acquisition was a net after-tax benefit of $29 million for net income and a net $52 million benefit for adjusted EBITDA. The merger termination did not impact the results for 2026 above.
(2)Primarily reflects severance and branch closure charges associated with our restructuring programs. We only include such costs that are part of a restructuring program as restructuring charges. The designated restructuring programs generally involve the closure of a large number of branches over a short period of time, often in periods following a major acquisition, and result in significant costs that we would not normally incur absent a major acquisition or other triggering event that results in the initiation of a restructuring program. Since the first such restructuring program was initiated in 2008, we have completed seven restructuring programs and have incurred total restructuring charges of $429 million. In the fourth quarter of 2025, we initiated a restructuring program associated with the consolidation of certain common functions and certain other cost reduction measures, and the charges above were primarily recognized under this program.
(3)Represents non-cash, share-based payments associated with the granting of equity instruments.
(4)Reflects additional costs recorded in cost of rental equipment sales associated with the fair value mark-up of rental equipment acquired in certain major acquisitions and subsequently sold.

UNITED RENTALS, INC.
EBITDA AND ADJUSTED EBITDA GAAP RECONCILIATIONS (continued)
(In millions, except footnotes)

The table below provides a reconciliation between net cash provided by operating activities and EBITDA and adjusted EBITDA.

	Three Months Ended
	March 31,
	2026	2025
Net cash provided by operating activities (1)	$1,514	$1,425
Adjustments for items included in net cash provided by operating activities but excluded from the calculation of EBITDA:
Amortization of deferred financing costs and original issue discounts	(4)	(4)
Gain on sales of rental equipment	160	167
Gain on sales of non-rental equipment	4	4
Insurance proceeds from damaged equipment	10	11
Restructuring charge (2)	(45)	(1)
Stock compensation expense, net (3)	(36)	(36)
Debt related activity (4)	—	(13)
Changes in assets and liabilities	(144)	(194)
Cash paid for interest	196	222
Cash paid for income taxes, net	17	42
EBITDA	$1,672	$1,623
Add back:
Restructuring charge (2)	45	1
Stock compensation expense, net (3)	36	36
Impact of the fair value mark-up of acquired fleet (5)	6	11
Adjusted EBITDA (1)	$1,759	$1,671
(1)For the three months ended March 31, 2025, the impact of the merger termination benefit associated with the terminated H&E acquisition was a net $52 million benefit for both net cash provided by operating activities and adjusted EBITDA. The merger termination did not impact the results for 2026 above.
(2)Primarily reflects severance and branch closure charges associated with our restructuring programs. We only include such costs that are part of a restructuring program as restructuring charges. The designated restructuring programs generally involve the closure of a large number of branches over a short period of time, often in periods following a major acquisition, and result in significant costs that we would not normally incur absent a major acquisition or other triggering event that results in the initiation of a restructuring program. Since the first such restructuring program was initiated in 2008, we have completed seven restructuring programs and have incurred total restructuring charges of $429 million. In the fourth quarter of 2025, we initiated a restructuring program associated with the consolidation of certain common functions and certain other cost reduction measures, and the charges above were primarily recognized under this program.
(3)Represents non-cash, share-based payments associated with the granting of equity instruments.
(4)The amount for the three months ended March 31, 2025 reflects bridge financing fees associated with the terminated H&E acquisition.
(5)Reflects additional costs recorded in cost of rental equipment sales associated with the fair value mark-up of rental equipment acquired in certain major acquisitions and subsequently sold.

UNITED RENTALS, INC.
FREE CASH FLOW GAAP RECONCILIATION
(In millions, except footnotes)

We define “free cash flow” as net cash provided by operating activities less payments for purchases of, and plus proceeds from, equipment and intangible assets. The equipment and intangible asset items are included in cash flows from investing activities. Management believes that free cash flow provides useful additional information concerning cash flow available to meet future debt service obligations and working capital requirements. However, free cash flow is not a measure of financial performance or liquidity under GAAP. Accordingly, free cash flow should not be considered an alternative to net income or cash flow from operating activities as an indicator of operating performance or liquidity. The table below provides a reconciliation between net cash provided by operating activities and free cash flow.

	Three Months Ended
	March 31,
	2026	2025
Net cash provided by operating activities (1)	$1,514	$1,425
Payments for purchases of rental equipment	(767)	(661)
Payments for purchases of non-rental equipment and intangible assets	(66)	(84)
Proceeds from sales of rental equipment	350	377
Proceeds from sales of non-rental equipment	13	14
Insurance proceeds from damaged equipment	10	11
Free cash flow (1) (2)	$1,054	$1,082
(1)For the three months ended March 31, 2025, the impact of the merger termination benefit associated with the terminated H&E acquisition was a net $52 million benefit for both net cash provided by operating activities and free cash flow. The merger termination did not impact the results for 2026 above.
(2)Free cash flow included restructuring related payments of $13 million and $1 million for the three months ended March 31, 2026 and 2025, respectively.
The table below provides a reconciliation between 2026 forecasted net cash provided by operating activities and free cash flow.

Net cash provided by operating activities	$5,400-$6,200
Payments for purchases of rental equipment	$(4,300)-$(4,900)
Proceeds from sales of rental equipment	$1,350-$1,550
Payments for purchases of non-rental equipment and intangible assets, net of proceeds from sales and insurance proceeds from damaged equipment	$(300)-$(400)
Free cash flow excluding restructuring related payments	$2,150- $2,450